Exhibit 10.1
SUBLEASE TERMINATION AND SURRENDER AGREEMENT

This SUBLEASE TERMINATION AND SURRENDER AGREEMENT (this
“Agreement”) is made as of July 10, 2023, by and between Bio-Rad Laboratories, Inc., a Delaware corporation, having its principle place of business at 1000 Alfred Nobel Drive, Hercules, California 94547 (”Sublandlord”), and Evelo Biosciences, Inc., a Delaware corporation, having an office at 620 Memorial Dr. #500, Cambridge, MA 02139 (”Subtenant”).
BACKGROUND:
A.Reference is made to a certain Sublease dated December 27, 2017 (the “Sublease”), by and between Sublandlord and Subtenant, demising approximately 40,765 rentable square feet of space on the first (1st), fourth (4th) and fifth (5th) floors of the building located at 620 Memorial Drive, Cambridge, Massachusetts, as more particularly described in the Lease (the “Subleased Premises”). Capitalized terms used but not defined herein shall have the same meaning as in the Sublease.
B.Sublandlord and Subtenant are the present holders, respectively, of the sublessor’s and sublessee’s interest in the Sublease.
C.Sublandlord and Subtenant have agreed to terminate the Sublease and allow Subtenant to surrender the Subleased Premises all as set forth herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby mutually agree as follows:
1.Termination. Subject to the terms and conditions of this Agreement, the Sublease and Subtenant’s use and occupancy of the Subleased Premises shall be terminated effective as of September 15, 2023 (the “Effective Date”), as if such date was the last day of the Term of the Sublease. As of the Effective Date, Subtenant shall have no further subleasehold or other right, title, or interest in the Subleased Premises, pursuant to the Sublease or otherwise. Subtenant shall permit Sublandlord’s representatives reasonable access to Subleased Premises during normal business hours to show the property to potential tenants, upon given 24 hours advanced written notice (with confirmation received) to Marella Thorell, Subtenant’s Chief Financial Officer at ................................or .............................. and provided activities are not disruptive to Subtenant’s normal business operations.
2.Termination Payment; Contingent Consideration. In consideration for Sublandlord’s execution of this Agreement, (a) Subtenant shall pay to Sublandlord the sum of five hundred twenty-five thousand and 00/100 Dollars ($523,556.00) in full satisfaction of Subtenant’s remaining obligation to pay Base Rent and Additional Rent for the remainder of the Term, and (b) Sublandlord shall be entitled to draw on the Letter of Credit in an amount equal to Eight Hundred Fifty Thousand and 00/100 Dollars ($850,000.00) and shall retain such proceeds (collectively, the “Termination Payment”). If Subtenant completes a Monetization Event (as defined below), Sublandlord shall be entitled to an additional payment of up to Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Contingent Consideration”), calculated and payable as noted in the table below. As used herein, “Monetization Event” shall mean the consummation of: (i) a sale of all or substantially all of the assets of Subtenant; (ii) the out-licensing of Subtenant’s EDP-2939 asset with upfront proceeds; or (iii) a sale of the Subtenant’s equity securities for cash or receipt of financing in cash.

Monetization Event	Amount of Contingent Consideration Due	Timing of Contingent Consideration Payment
Sales of all or substantially all of the assets of Subtenant	$2,500,000	Payable in full upon receipt of the sale proceeds by Subtenant
Sale of Subtenant’s equity
securities for cash in which
cash proceeds received are; or
completion of an out-
licensing deal in which up-
front cash received in the
licensing deal is; or
completion of a financing in		50% payable upon receipt of
which the cash received is:		the proceeds by Subtenant
		and 50% payable in 2 equal
At least $15 Million, but less	$1,000,000	installments at the end of
than $20 Million		each of the two calendar
		quarters following the
At least $20 Million, but less	$1,500,000	calendar quarter in which the
than $25 Million		first payment is made by
		Subtenant
At least $25 Million, but less	$2,000,000
than $30 Million
$30 Million or greater	$2,500,000

3.Surrender. On or before the Effective Date, Subtenant shall quit, vacate and yield- up the Subleased Premises in the condition required under the Sublease, including without limitation, Section 18 thereof.
4.Representations and Warranties. Subtenant hereby represents and warrants to Sublandlord that as of the date of this Agreement and as of the Effective Date: (a) Subtenant has now and will have the full right, legal power, and actual authority to enter into this Agreement and to terminate the Sublease without the consent or approval of any person, firm, or entity; and (b) there are not now and will be no other contracts or obligations of Subtenant relating to the Sublease or the Subleased Premises that shall in any way be binding upon, or result in liability to, Sublandlord, including, without limitation, utility service contracts, maintenance contracts, subleases, or license agreements. Subtenant shall indemnify, protect, defend, and hold harmless Sublandlord and its agents, employees, and partners from and against any and all claims, damages, costs, liens, judgments, penalties, reasonable attorneys’ and consultants’ fees, expenses, and/or liabilities arising out of, involving, or in connection with any claim(s) as a result of any inaccuracy of these representations and warranties.

5.Mutual Release. Subtenant hereby releases and forever discharges Sublandlord and its trustees, officers, directors, shareholders, agents, representatives, employees, members, managers, partners, attorneys, affiliates, subsidiaries, parent, assigns and beneficiaries, as of the Effective Date, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every name and nature, both at law and in equity, which Subtenant ever had, now has or ever had regarding the Sublease or the Subleased Premises except for (a) breaches of this Agreement, (b) the obligations expressly stated to survive the termination of the Sublease and (c) the claims for which Sublandlord is obligated to indemnify Subtenant pursuant to the Sublease. Subject to Subtenant vacating and surrendering the Subleased Premises in the condition required in this Agreement and making the Termination Payment and, if applicable, the Contingent Consideration, Sublandlord hereby releases and forever discharges Subtenant and its trustees, officers, directors, shareholders, agents, representatives, employees, members, managers, partners, attorneys, affiliates, subsidiaries, parent, assigns and beneficiaries, as of the Effective Date, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every name and nature, both at law and in equity, which Sublandlord now has or ever had regarding the Sublease or the Subleased Premises, except for (i) breaches of this Agreement, (ii) the obligations expressly stated to survive the termination of the Sublease and (iii) the claims of third parties for which Subtenant is obligated to indemnify Sublandlord pursuant to the Sublease. This paragraph shall not apply to any claims or actions resulting from a breach of this Agreement.
6.Further Assurances. Subtenant shall execute and deliver further instruments of transfer and assignment and take such other action as Sublandlord may reasonably require to effectuate the terms and conditions of this Agreement more effectively.
7.Entire Agreement; No Amendment. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject of this Agreement and shall supersede all prior written and oral agreements concerning this subject matter. This Agreement may not be amended, modified, or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Sublandlord and Subtenant. The terms of this Agreement shall survive the termination of the Sublease. Each party acknowledges that it has read this Agreement, fully understands all of this Agreement’s terms and conditions, and executes this Agreement freely, voluntarily, and with full knowledge of its significance. Each party to this Agreement has had the opportunity to receive the advice of counsel prior to the execution hereof.
8.Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one agreement, even though all parties do not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof. Upon the request of either party, the original party shall execute a deliver a hard-copy original to the requesting party.

[Signature Page to Follow]

This SUBLEASE TERMINATION AND SURRENDER AGREEMENT is executed by Sublandlord and Subtenant as of the date first set forth above.

SUBLANDLORD:

BIO-RAD LABORATORIES, INC.,
a Delaware corporation

By:

Name: Norman Schwartz
Title: President and Chief Executive Officer

SUBTENANT:

EVELO BIOSCIENCES, INC.,
a Delaware corporation,

By:
Name: Balkrishan (Simba) Gill, Ph.D.
Title: President and Chief Executive Officer

July 14, 2023

[Signature Page to Sublease Termination and Surrender Agreement]